Filed Pursuant to Rule 424(b)(3)

Registration Number 333-186851

PROSPECTUS

GOLD RESERVE INC.

Up to 7,959,265 Class A Common Shares
offered by the Selling Shareholder

On December 4, 2012, we consummated the restructuring of $101.3 million of our $102.3 million outstanding 5.50% Senior Subordinated Convertible Notes due June 15, 2022 (the "Original Notes"). In connection with the 2012 restructuring, we paid $33.8 million in cash, and issued $42.2 million in equity (representing 12,412,501 Class A common shares, no par value ("Class A Common Shares"), of Gold Reserve Inc. (the "Company") at $3.40 per share), $25.3 million in 5.50% Senior Subordinated Convertible Notes due 2014 (the "2014 Notes") (convertible into Class A Common Shares under certain circumstances at $4.00 per share) and a contingent value right related to any award or settlement of our Brisas arbitration (as defined herein). On June 18, 2014, we consummated the restructuring of almost all of the $25.3 million aggregate principal amount of our 2014 Notes, including all of the 2014 Notes held by the Selling Shareholder (as defined herein). This prospectus covers resales from time to time by the selling shareholder named under "Selling Shareholder" (the "Selling Shareholder") of any or all of the remaining 7,959,265 Class A Common Shares (individually, or collectively, the "Securities") received by the Selling Shareholder in the 2012 restructuring.

We will not receive any proceeds from the resale by the Selling Shareholder of the Securities hereunder.

The Securities may be offered from time to time by the Selling Shareholder through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." The Securities explicitly do not include (i) any outstanding Class A Common Shares that are covered by the Company's registration statement filed with the U.S. Securities and Exchange Commission (the "SEC") on Form F-3 (File No. 333-195992) or (ii) any Class A Common Shares that may be issued to the Selling Shareholder upon the conversion of the Company's 11% Senior Subordinated Convertible Notes due 2015 (the "Modified Notes") that are covered by the Company's registration statement filed with the SEC on Form F-3 (File No. 333-197506), which were issued to the Selling Shareholder in connection with the restructuring of the 2014 Notes.

Our Class A Common Shares are listed for trading on the TSX Venture Exchange (the "TSXV") under the symbol "GRZ.V" and trade on the OTCQB under the symbol "GDRZF." On September 29, 2014, the closing sale prices of the Class A Common Shares as reported by the TSXV and OTCQB were Cdn $4.30 and $3.88, respectively. Our Class A Common Shares have full voting, dividend and liquidation rights.

An investment in the Securities is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 9. You should read this document and the documents incorporated by reference into this prospectus before you invest.

Neither the SEC nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Securities are being offered to investors in the United States of America, other than in the states of Montana, New Hampshire and North Dakota and the District of Columbia.

The date of this prospectus is October 2, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we originally filed with the SEC with respect to 12,018,265 Class A Common Shares (including 4,059,000 Class A Common Shares that were issuable upon the conversion of the 2014 Notes held by the Selling Shareholder) and $16,236,000 aggregate principal amount of the 2014 Notes. On June 18, 2014, we consummated the restructuring of almost all of the $25.3 million aggregate principal amount of our 2014 Notes, including all of the 2014 Notes held by the Selling Shareholder. Accordingly, this prospectus that forms a part of Post-Effective Amendment No. 2 to the Form F-3 now covers only the remaining 7,959,265 Class A Common Shares issued in connection with the 2012 restructuring that are held by the Selling Shareholder and that were originally registered under this registration statement, which Class A Common Shares may be offered and sold from time to time in one or more offerings by the Selling Shareholder named in the section "Selling Shareholder."

This prospectus only provides you with a general description of the Securities that the Selling Shareholder may sell or offer. Each time the Selling Shareholder sells the Securities, if required, we will provide a prospectus supplement or amendment containing specific information about the offering. Any such prospectus supplement or amendment may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement or amendment may also add, update or change the information in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement or amendment conflicts with statements made in this prospectus, the statements made in the prospectus supplement or amendment will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow us to incorporate by reference certain information into this prospectus. Before purchasing any of the Securities, you should carefully read this prospectus, especially the information discussed under "Risk Factors," and any prospectus supplement or amendment together with the additional information incorporated by reference herein. See "Incorporation of Certain Documents by Reference" for a description of the documents from which information is incorporated and "Where You Can Find More Information" to learn how to obtain a copy of such documents.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not, and the Selling Shareholder has not, authorized any other person to provide you with different information. No other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise, reference in this prospectus to:

•	"we," "us," "our," "Gold Reserve," the "registrant" or the "Company" refers to Gold Reserve Inc. and its subsidiaries

•	"$", "U.S. $," or "U.S. dollars" in this document refer to U.S. dollars

•	"Cdn$" or "Canadian dollars" refer to Canadian dollars

•	"Securities Act" refers to the U.S. Securities Act of 1933, as amended

•	"Exchange Act" refers to the U.S. Securities Exchange Act of 1934, as amended

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented or incorporated by reference in this document contains both historical information and "forward-looking statements" (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) or "forward looking information" (within the meaning of applicable Canadian securities laws) (collectively referred to herein as "forward looking statements") that may state our intentions, hopes, beliefs, expectations or predictions for the future.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause our actual financial results, performance, or achievements to be materially different from those expressed or implied herein and many of which are outside our control. Some of the material factors or assumptions used to develop forward-looking statements include, without limitation, the uncertainties associated with: the arbitration proceedings under the Additional Facility Rules of the International Centre for Settlement of Investment Disputes ("ICSID") against the Bolivarian Republic of Venezuela seeking compensation in the arbitration for all of the loss and damage resulting from Venezuela's wrongful conduct (Gold Reserve Inc. v. Bolivarian Republic of Venezuela (ICSID Case No. ARB(AF)/09/1)) (the "Brisas arbitration"), actions by the Venezuelan government, economic and industry conditions influencing the future sale of the Brisas Project (as defined herein) and the related equipment and conditions or events impacting our ability to fund our operations or service our debt.

Forward-looking statements involve risks and uncertainties, as well as assumptions that may never materialize, prove incorrect or materialize other than as currently contemplated which could cause our results to differ materially from those expressed or implied by such forward-looking statements. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "could" and other similar expressions that are predictions of or indicate future events and future trends which do not relate to historical matters, identify forward-looking statements. Any such forward-looking statements are not intended to provide any assurances as to future results.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation:

•	the outcome of our arbitration against the Bolivarian Republic of Venezuela, including any settlement or collection of our Award (as defined herein);

•	continued servicing or restructuring of our notes, convertible notes or other obligations as they come due;

•	prospects for exploration and development of other mining projects by us;

•	equity dilution resulting from the conversion of the convertible notes in part or in whole to Class A Common Shares;

•	value, if any, realized from the disposition of the remaining Brisas Project related assets;

•	ability to maintain continued listing on the TSXV or continued trading on the OTCQB;

•	competition with companies that are not subject to, or do not follow, Canadian and U.S. laws and regulations;

•	corruption, uncertain legal enforcement and political and social instability;

•	our current liquidity and capital resources and access to additional funding in the future if required;

•	regulatory, political and economic risks associated with foreign jurisdictions including changes in laws and legal regimes;

•	currency, metal prices and metal production volatility;

•	adverse U.S., Canadian and/or Mexican tax consequences;

•	abilities and continued participation of certain key employees; and

•	risks normally incident to the exploration, development and operation of mining properties.

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This list is not exhaustive of the factors that may affect any of our forward-looking statements. See "Risk Factors."

Investors are cautioned not to put undue reliance on forward-looking statements, whether in this document, other documents periodically filed or furnished with the SEC or other securities regulators or presented on our website. Forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, subject to our disclosure obligations under applicable rules promulgated by the SEC. Investors are urged to read our filings with U.S. and Canadian securities regulatory authorities, which can be viewed online at www.sec.gov and www.sedar.com, respectively.

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RECENT EVENTS

Brisas Arbitration Award

In October 2009, we filed a Request for Arbitration with ICSID against the Bolivarian Republic of Venezuela seeking compensation for all of the loss and damage resulting from the Venezuelan government's wrongful conduct, including its expropriation of the Brisas Project, a gold and copper project located in the Kilometer 88 mining district of the State of Bolivar in south-eastern Venezuela (the "Brisas Project"), and our Choco 5 property.  Our claim included the full market value of the legal rights to develop the Brisas Project as of the date of the tribunal's decision, the value of the Choco 5 property and interest on the claim calculated since the loss. Our claim totaled approximately $2.1 billion, which included interest of approximately $400 million. On September 22, 2014, the tribunal announced that it had awarded the Company $740.3 million (the "Award") in connection with the Brisas arbitration. Payment of the Award is due and payable immediately with any unpaid amounts accruing interest at a rate of LIBOR plus 2% per annum.

Continuance to Alberta

Effective September 9, 2014, the legal domicile of the Company was changed from the Yukon, Canada to Alberta, Canada pursuant to a continuance (the "Continuance") of the Company under the Business Corporations Act (Alberta) (the "ABCA"). The Continuance was effected through a continuance resolution, approved by the Company's shareholders on September 5, 2014, which authorized the Company to continue under the ABCA as if it had been incorporated under such statute. As a result of the Continuance, the Company continues as the same legal entity, other than its domicile has changed. In addition, following the Continuance, the Company continues its same business and operations and shareholders continue to hold the same number of Class A Common Shares, equity units (including Class B common shares) or other securities of the Company as they currently hold, with the same rights and obligations, as the case may be, attaching thereto, except that the Company is now organized in Alberta, Canada.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should carefully read this prospectus and the documents incorporated by reference herein, before deciding to invest in our securities.

The Company

We are incorporated under the laws of Alberta, Canada and are engaged in the business of acquiring, exploring and developing mining projects. We are an exploration stage company incorporated in 1998 under the laws of Yukon, Canada and are the successor issuer to Gold Reserve Corporation, which was incorporated in 1956. On September 9, 2014, we changed our legal domicile from the Yukon, Canada to Alberta, Canada. From 1992 to 2008 we focused substantially all of our management and financial resources on the development of the Brisas Project. The Brisas Project and our Choco 5 property (also located in Venezuela) were expropriated by the Venezuelan government in 2008. On September 22, 2014, the ICSID tribunal announced an Award to the Company in the amount of $740.3 million in connection with the Brisas arbitration relating to such expropriations. See "Recent Events―Brisas Arbitration Award."

As of June 30, 2014 (the last business day of our most recently completed second fiscal quarter), less than 50% of our outstanding voting securities were directly or indirectly held of record by residents of the U.S. Because the share ownership percentage of U.S. residents of the Company is less than 50% and we are organized under Canadian law, namely, the ABCA, we are a "foreign private issuer" pursuant to Rule 3b-4 under the Exchange Act. We previously reported as a foreign private issuer for many years prior to our annual report on Form 10-K for the fiscal year ended December 31, 2009, as during 2009 our shareholder composition changed such that more than 50% of our outstanding voting securities were directly or indirectly held of record by residents of the U.S. and greater than one-half of our management and directors were U.S. residents. As of June 30, 2011, we returned to foreign private issuer reporting for administrative ease and as a cost-savings measure.

Our administrative office is located at 926 West Sprague Avenue, Suite 200, Spokane, WA 99201, U.S.A. and our telephone and fax numbers are (509) 623-1500 and (509) 623-1634, respectively.

Relationship to Selling Shareholder

Except as otherwise disclosed in this prospectus, the Selling Shareholder does not have, and within the past three years has not had, any position, office or other material relationship with us.

In the second quarter of 2012, the Selling Shareholder, and certain other holders of the Company's convertible notes, entered into a restructuring agreement (the "2012 Restructuring Agreement") with the Company. During the fourth quarter of 2012, pursuant to the 2012 Restructuring Agreement, we consummated the restructuring of $101.3 million of our $102.3 million total aggregate principal amount of Original Notes.  In connection with the 2012 restructuring, we paid approximately $33.8 million in cash and issued approximately $42.2 million in equity (representing 12,412,501 Class A Common Shares at $3.40 per share), approximately $25.3 million aggregate principal amount of 2014 Notes (convertible into Class A Common Shares under certain circumstances at $4.00 per share) and a contingent value right distributed pro-rata to the participating note holders totaling 5.468% of any award or settlement of our Brisas arbitration.  Pursuant to the 2012 Restructuring Agreement, the Selling Shareholder received a total of 7,959,265 Class A Common Shares, 2014 Notes in the aggregate principal amount of approximately $16.2 million, cash in the amount of approximately $10.8 million and 3.506% contingent value rights.

On June 18, 2014, we consummated the restructuring of almost all of the $25.3 million aggregate principal amount of our 2014 Notes, including all of the 2014 Notes held by the Selling Shareholder, pursuant to a subordinated note restructuring and note purchase agreement, dated as of June 18, 2014 (the "2014 Restructuring Agreement"), among us, certain holders of the 2014 Notes and the purchasers of the New Notes (as defined below). In connection with the restructuring, we issued approximately $25.3 million aggregate principal amount of Modified Notes. Simultaneously with the issuance of the Modified Notes, we issued $12.0 million aggregate principal amount of 11% Senior Subordinated Convertible Notes due 2015 (the "New Notes" and together with the Modified Notes, the "2015 Notes") having the same terms as the Modified Notes, other than CUSIP number and issue price. Interest on the 2015 Notes accrues and is capitalized quarterly and payable in a new series of 11% Senior Subordinated Interest Notes due 2015 (the "Interest Notes"), with the first interest payment having occurred on June 30, 2014. The restructuring of the 2014 Notes and the simultaneous issuance of the New Notes is collectively referred to herein as the "Restructuring and New Notes Sale." The Selling Shareholder participated in the Restructuring and New Notes Sale and received approximately $16.2 million of Modified Notes. The Selling Shareholder did not receive any New Notes. Pursuant to the 2014 Restructuring Agreement, the Selling Shareholder also received a cash extension fee of 2.5% of the principal amount of its 2014 Notes restructured in the Restructuring and New Notes Sale. The 2015 Notes are convertible into Class A Common Shares under certain circumstances at a conversion price of $3.50 per share.

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On February 28, 2014, we entered into a Registration Rights Agreement with the Selling Shareholder whereby we agreed to file the registration statement on Form F-3 (File No. 195992), and the related prospectus registering certain other Class Common Shares held by the Selling Shareholder.

See "Selling Shareholder" for the amount of Class A Common Shares beneficially owned by the Selling Shareholder prior to this offering, the amount of Class A Common Shares being registered for resale, as well as the percentage of Class A Common Shares that the Selling Shareholder will own after the completion of this offering.

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The Offering

Securities to be offered by the Selling Shareholder	7,959,265 Class A Common Shares of the Company held by the Selling Shareholder. The Securities explicitly do not include (i) any outstanding Class A Common Shares that are covered by the Company's registration statement filed with the SEC on Form F-3 (File No. 333-195992) or (ii) any Class A Common Shares that may be issued to the Selling Shareholder upon the conversion of the Modified Notes that are covered by the Company's registration statement filed with the SEC on Form F-3 (File No. 333-197506), which were issued to the Selling Shareholder in connection with the restructuring of the 2014 Notes.

OTCQB Symbol for Class A Common Shares	GDRZF

TSXV Symbol for Class A Common Shares	GRZ.V

Terms of the Offering	The Selling Shareholder will determine when and how it will sell the Securities offered in this prospectus.

Use of Proceeds	We will not receive proceeds from the resale of the Securities by the Selling Shareholder. However, we received proceeds from the sale of the Original Notes when originally offered in 2007. See "Use of Proceeds."

Risk Factors	See "Risk Factors" beginning on page 9 and other information included in this prospectus or incorporated by reference herein for a discussion of factors you should consider before deciding to invest in the Securities.

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RISK FACTORS

Set out below are certain risk factors that could materially adversely affect our future business, operating results or financial condition. Investors should carefully consider these risk factors and the other risk factors and information in this prospectus, including under "Cautionary Statement Regarding Forward-Looking Statements" and our filings with the SEC. These filings include our annual report on Form 40-F for the year ended December 31, 2013 filed with the SEC on April 29, 2014, which is incorporated by reference in this prospectus, our reports on Form 6-K subsequently furnished to the SEC of which we have determined to incorporate by reference into this prospectus, and the other documents incorporated by reference in this prospectus, before making investment decisions involving the Securities.

Risks Related to Our Arbitration Proceedings

Failure to collect the Award issued in connection with the Brisas arbitration could materially adversely affect the Company.

In October 2009, we filed a Request for Arbitration with ICSID against the Bolivarian Republic of Venezuela seeking compensation for all of the loss and damage resulting from the Venezuelan government's wrongful conduct, including its expropriation of the Brisas Project and our Choco 5 property.  Our claim included the full market value of the legal rights to develop the Brisas Project as of the date of the tribunal's decision, the value of the Choco 5 property and interest on the claim calculated since the loss. Our claim totaled approximately $2.1 billion, which included interest of approximately $400 million. On September 22, 2014, the tribunal announced that it had awarded the Company $740.3 million in connection with the Brisas arbitration. Payment of the Award is due and payable immediately with any unpaid amounts accruing interest at a rate of LIBOR plus 2% per annum. While we continue to analyze the lengthy text of the Award, the Company has commenced steps to pursue the recognition and collection of the Award against the Venezuelan government. The Venezuelan government has a limited right to apply for annulment of the Award on certain grounds. Although the Award has been granted, there is no assurance that we will be successful in collecting the Award from the Venezuela government and/or any collection process may be time consuming or expensive.  Failure to collect the Award would materially adversely affect the Company, including our ability to service debt and our ability to maintain sufficient liquidity to operate as a going concern (see "―Risks Related to the Business").

We do not know when our arbitration proceedings against Venezuela, including the collection of the Award, will be completed.

We understand that numerous pending arbitration actions are being pursued against Venezuela at this time before the ICSID (See ICSID website at icsid.worldbank.org/ICSID/) and further understand that Venezuela has reportedly settled and/or made full or partial payment for damages to a limited number of claimants. ICSID Arbitrations are non-public proceedings and, as a result, we have no specific information regarding the actual amounts paid or what percentage such payments represented of the original claim against Venezuela or the timing of such payments.

The tribunal held an oral hearing on the merits with the parties in February 2012 and the parties submitted post-hearing briefs in March, May and June 2012 as requested by the tribunal. In July 2012, the tribunal issued a procedural order requesting both parties to submit further expert reports addressing certain valuation issues. The expert initial and reply reports for both parties were filed May 24 and June 28, 2013, respectively, and on August 5, 2013 the parties filed final comments on the expert reports. On October 15 and 16, 2013, the tribunal held an oral hearing focused on the additional expert evidence requested in its previous procedural order. Subsequent to the October oral hearing the tribunal issued post-hearing procedural instructions and the parties submitted post-hearing briefs on December 23, 2013. Pursuant to an April 30, 2014 request by the tribunal, both parties submitted their legal and technical costs in late May 2014. In July 2014, the tribunal declared the proceedings in the Brisas arbitration closed. On September 22, 2014, the tribunal announced that it had awarded the Company $740.3 million in connection with the Brisas arbitration.

Payment of the Award is due and payable immediately with any unpaid amounts accruing interest at a rate of LIBOR plus 2% per annum. While we continue to analyze the lengthy text of the Award, the Company has commenced steps to pursue the recognition and collection of the Award against the Venezuelan government. The Venezuelan government has a limited right to apply for annulment of the Award on certain grounds. As a result of the foregoing, and based on the uncertain nature of arbitration under investment treaties, we do not have a basis upon which to estimate the likelihood of collection of the Award or any portion thereof (or settlement with the government of Venezuela in lieu of collection such Award) or, if we are successful in collecting the Award from, or settling with, the Venezuelan government, the timing or amount for such collection or settlement. Accordingly, there can be no assurances that the Award will be collected or settled within any specific or reasonable period of time or that we will receive any or all of the Award (or any such settlement).

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Risks Related to the Market for the Securities

Failure to develop or further invest in our La Tortuga property (or acquire or invest in another mining project) could adversely affect future results including continued listing of our Class A Common Shares on the TSXV and/or the continued trading of our Class A Common Shares on the OTCQB.

We are required to maintain compliance with the TSXV listing rules. No assurances can be given that we will be able to maintain compliance with the TSXV Company Manual and, as a result, could be subject to loss of our listing and future delisting actions.

A delisting of our Class A Common Shares from the TSXV (or any inability to continue to trade on the OTCQB) could negatively impact us by: (i) reducing the liquidity and market price of our Class A Common Shares; (ii) reducing the number of investors willing to hold or acquire our Class A Common Shares, which could negatively impact our ability to raise equity or other financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) impairing our ability to pay holders of our convertible notes Class A Common Shares in lieu of cash upon certain terms and conditions under the indenture in connection with a fundamental change.

The price and liquidity of our Class A Common Shares may be volatile.

The market price of our Class A Common Shares may fluctuate based on a number of factors, some of which are beyond our control, including:

•	the result of the Brisas arbitration and litigation proceedings, including any settlement or collection of our Award;

•	the restructuring and continued servicing of our notes, convertible notes or other obligations as they come due;

•	economic and political developments in Venezuela;

•	our operating performance and financial condition;

•	continued listing of our Class A Common Shares on TSXV and trading on the OTCQB;

•	the public's reaction to announcements or filings by ourselves or other companies;

•	the price of gold and copper and other metal prices, as well as metal production volatility;

•	the arrival or departure of key personnel; and

•	acquisitions, strategic alliances or joint ventures involving us or other companies.

The effect of these and other factors on the market price of the Class A Common Shares has historically made our share price volatile and suggests that our share price will continue to be volatile in the future.

The ownership of our existing shareholders could be significantly diluted if our convertible notes are converted to Class A Common Shares or if we do not have the ability to repurchase our convertible notes in cash or pay cash upon their conversion.

In May 2007, the Company issued $103.5 million aggregate principal amount of Original Notes that mature on June 15, 2022. During the fourth quarter of 2012, we consummated the restructuring of $101.3 million of our then outstanding $102.3 million aggregate principal amount of Original Notes. In connection with the 2012 restructuring, we paid approximately $33.8 million in cash and issued approximately $42.2 million in equity (representing 12,412,501 Class A Common Shares at $3.40 per share), approximately $25.3 million aggregate principal amount of 2014 Notes that mature on June 29, 2014 (convertible into Class A Common Shares under certain circumstances at $4.00 per share) and a contingent value right distributed pro-rata to the participating note holders totaling 5.468% of any award or settlement of our Brisas arbitration.

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On June 18, 2014, we consummated the Restructuring and New Notes Sale pursuant to the 2014 Restructuring Agreement. Pursuant to the 2014 Restructuring Agreement, we restructured almost all of our $25.3 million aggregate principal amount of 2014 Notes and issued an additional $12.0 million aggregate principal amount of New Notes. The approximately $37.3 million aggregate principal amount of 2015 Notes mature on December 31, 2015 (convertible into Class A Common Shares under certain circumstances at $3.50 per share). Any Interest Notes issued, or to be issued in the future, in connection with the payment of interest on the 2015 Notes and previously issued Interest Notes also mature on December 31, 2015 but are not convertible for our Class A Common Shares or any other security. As of September 29, 2014, we had outstanding approximately $38.4 million aggregate principal amount of convertible notes of which approximately $37.3 million aggregate principal amount are 2015 Notes and approximately $1 million aggregate principal amount are Original Notes. If all of such convertible notes were converted to Class A Common Shares, an additional 10.8 million Class A Common Shares would be issued, thereby diluting the ownership of existing shareholders.

Our ability to generate the cash needed to pay interest and principal amounts on our notes and convertible notes and service any other debt depends on many factors, some of which are beyond our control.

Our ability to generate cash from operations to meet scheduled payments or to refinance our debt will depend on our financial and operating performance which, in turn, is subject to the business risks described in this prospectus. Some of these risks are beyond our control. If our cash flow and capital resources are insufficient to fund our operational or debt service obligations, we may be forced to reduce or to delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt.

Unless and until we successfully collect all or a portion of the Award from the Venezuelan government (or otherwise settle with the Venezuelan government) or acquire and/or develop other operating properties which provide positive cash flow, our ability to meet our obligations as they come due or redeem in whole or part or otherwise restructure our indebtedness, or any other future indebtedness that we incur on or before the maturity of our indebtedness, will be limited to our cash on hand and/or our ability to issue additional equity or debt securities in the future. There can be no assurances that we will be able to refinance any of our indebtedness or incur additional indebtedness necessary for our pre-construction, construction or operative phases on commercially reasonable terms, if at all.

We may issue additional Class A Common Shares, debt instruments convertible into Class A Common Shares or other equity-based instruments to fund future operations.

We issued the Securities to provide us additional working capital. Similarly, we issued the 2015 Notes to restructure certain of our existing convertible notes and to provide us with additional working capital. We cannot predict the size of any future issuances of securities, or the effect, if any, that future issuances and sales of our securities will have on the market price of our Class A Common Shares. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into shares, will result in dilution, possibly of a substantial nature, to present and prospective holders of shares and in certain circumstances could result in a change of control.

We do not intend to pay any cash dividends in the foreseeable future.

We have not declared or paid any dividends on our Class A Common Shares since 1984. We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on the Class A Common Shares in the foreseeable future. Any return on an investment in our Class A Common Shares will come from the appreciation, if any, in the value of the Class A Common Shares. The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

Risks Related to the Business

Operating losses are expected to continue.

We have no commercial production at this time and, as a result, we have not recorded revenue or cash flows from mining operations and have experienced losses from operations for each of the last five years, a trend we expect to continue unless and until we are able to collect all or a portion of the Award from the Venezuelan government (or otherwise settle with the Venezuelan government) and/or we acquire or invest in an alternative project and achieve commercial production.

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We may not have sufficient liquidity to operate as a going concern if we are unable to successfully address our funding requirements.

Our consolidated financial statements are prepared on a going concern basis, which contemplate the realization of assets and settlement of liabilities in the normal course of business as they come due.

As of June 30, 2014, the Company had financial resources comprised of cash, cash equivalents and marketable securities totaling approximately $10.6 million and Brisas Project related equipment, which is being marketed for sale, with an estimated fair value of approximately $19.0 million. The Company's short-term financial obligations included accounts payable and accrued expenses due in the normal course of approximately $0.9 million. On June 18, 2014, we consummated the Restructuring and New Notes Sale pursuant to which we restructured almost all of our $25.3 million aggregate principal amount of 2014 Notes and extended the maturity date of such notes to December 31, 2015 and issued an additional $12.0 million aggregate principal amount of New Notes that also mature on December 31, 2015.

On September 22, 2014, the ICSID tribunal announced that it had awarded the Company $740.3 million in connection with the Brisas arbitration. Payment of the Award is due and payable immediately with any unpaid amounts accruing interest at a rate of LIBOR plus 2% per annum. While we continue to analyze the lengthy text of the Award, the Company has commenced steps to pursue the recognition and collection of the Award against the Venezuelan government. The Venezuelan government has a limited right to apply for annulment of the Award on certain grounds. As a result, although the Award has been granted, there is no assurance that we will be successful in collecting the Award from the Venezuela government and/or any collection process may be time consuming and expensive.  Failure to collect the Award (or otherwise settle with the Venezuelan government) would materially adversely affect the Company, including our ability to service debt and our ability to maintain sufficient liquidity to operate as a going concern. In addition to pursuing the completion of the Brisas arbitration, we are also continuing our efforts to dispose of the remaining Brisas Project related assets and consider other debt and equity funding alternatives as may be required in the future.

Our future funding efforts may be adversely impacted by financial market conditions, industry conditions, regulatory approvals or other unknown or unpredictable conditions and, as a result, there can be no assurance that additional funding will be available or, if available, offered on acceptable terms.

Industry competition for new properties could limit our ability to grow in the future.

There is strong competition from other mining companies in connection with the acquisition of future properties considered to have commercial potential. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result, we may be unable to acquire additional mining properties, thereby limiting future growth.

Failure to retain and attract key personnel could adversely affect us.

We are dependent upon the abilities and continued participation of key personnel to manage the Brisas arbitration and identify, acquire and develop new opportunities. Substantially all key management personnel have been employed by us for over 15 years. The loss of key employees (in particular those long time key management personnel possessing important historical knowledge related to the Brisas Project which is relevant to the Brisas arbitration) or an inability to obtain personnel necessary to execute our plan to acquire and develop a new project could have a material adverse effect on our future operations.

Risks inherent in the mining industry could adversely impact future operations.

Exploration for gold and other metals is speculative in nature, involves many risks and frequently is unsuccessful. As is customary in the industry, not all prospects will be positive or progress to later stages (e.g., the feasibility and permitting stages), therefore, management can provide no assurances as to the future success of its efforts to acquire, explore, develop or operate another mining property. Exploration programs entail risks relating to location, metallurgical processes, governmental permits and regulatory approvals and the construction of mining and processing facilities. Development can take a number of years, requiring substantial expenditures and there is no assurance that we will have, or be able to raise, the required funds to engage in these activities or to meet our obligations with respect to the exploration properties in which we may acquire an interest. Any one or more of these factors or occurrence of other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies.

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As a foreign private issuer in the United States, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer.

We are a foreign private issuer under the Exchange Act and, as a result, are exempt from certain rules under the Exchange Act.  The rules we are exempt from include the proxy rules that impose certain disclosure and procedural requirements for proxy solicitations.  In addition, we are not required to file periodic reports and financial statements with the SEC as frequently, promptly or in as much detail as U.S. companies with securities registered under the Exchange Act.  We are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. Moreover, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A Common Shares.

U.S. Internal Revenue Service designation as a "passive foreign investment company" may result in adverse U.S. tax consequences to U.S. Holders.

U.S. taxpayers should be aware that we have determined that we were a "passive foreign investment company" (a "PFIC") under Section 1297(a) of the U.S. Internal Revenue Code (the "Code") for the taxable year ended December 31, 2013, and that we may be a PFIC for all taxable years prior to the time the Company has income from production activities. We do not believe that any of the Company's subsidiaries were PFICs as to any shareholder of the Company for the taxable year ended December 31, 2013, however, due to the complexities of the PFIC determination detailed below, we cannot guarantee this belief and, as a result, we cannot determine that the Internal Revenue Service (the "IRS") would not take the position that certain subsidiaries are not PFICs. The determination of whether the Company and any of its subsidiaries will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company and any of its subsidiaries will be a PFIC for any taxable year generally depends on the Company's and its subsidiaries' assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the Company and any of its subsidiaries will not be a PFIC for any taxable year.

For taxable years in which the Company is a PFIC, any gain recognized on the sale of the Company's Class A Common Shares and any "excess distributions" (as specifically defined) paid on the Company's Class A Common Shares must be ratably allocated to each day in a U.S. taxpayer's holding period for the Class A Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer's holding period for the Class A Common Shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a timely and effective "QEF election" generally will be subject to U.S. federal income tax on such U.S. taxpayer's pro rata share of the Company's "net capital gain" and "ordinary earnings" (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. For a U.S. taxpayer to make a QEF election, the Company must agree to supply annually to the U.S. taxpayer the "PFIC Annual Information Statement" and permit the U.S. taxpayer access to certain information in the event of an audit by the U.S. tax authorities. We will prepare and make the statement available to U.S. taxpayers, and will permit access to the information. As a possible second alternative, a U.S. taxpayer may make a "mark-to-market election" with respect to a taxable year in which the Company is a PFIC and the Class A Common Shares are "marketable stock" (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Class A Common Shares as of the close of such taxable year over (b) such U.S. taxpayer's adjusted tax basis in such Class A Common Shares.

There are material tax risks associated with holding and selling or otherwise disposing of Class A Common Shares.

There are material tax risks associated with holding and selling or otherwise disposing of Class A Common Shares, which are described in more detail under the heading "—Taxation." Each prospective investor is urged to consult its own financial advisor, legal counsel or accountant regarding the tax consequences to him or her with respect to the ownership and disposition of the Class A Common Shares.

It may be difficult to bring certain actions or enforce judgments against the Company and/or its directors and executive officers.

Investors in the U.S. or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against us, our directors or executive officers based on civil liability provisions of federal securities laws or other laws of the U.S. or any state thereof or the equivalent laws of other jurisdictions of residence. We are organized under the laws of Alberta, Canada. Some of our directors and officers, and some of the experts named from time to time in our filings, are residents of Canada or otherwise reside outside of the U.S. and all or a substantial portion of their and our assets, may be located outside of the U.S. As a result, it may be difficult for investors in the U.S. or outside of Canada to bring an action in the U.S. against our directors, officers or experts who are not resident in the U.S. It may also be difficult for an investor to enforce a judgment obtained in a U.S. court or a court of another jurisdiction of residence predicated upon the civil liability provisions of Canadian security laws or U.S. federal securities laws or other laws of the U.S. or any state thereof against us or those persons.

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USE OF PROCEEDS

We will not receive any proceeds from any sales of the Securities made from time to time hereunder by the Selling Shareholder. However, we received proceeds from the sale of the Original Notes when originally offered in 2007.

The Selling Shareholder will pay any underwriting or broker discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Securities in secondary offerings. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants.

EXPENSES

We will incur the following expenses in connection with the registration of the securities offered by the Selling Shareholder:

Legal Fees and Expenses		$25,000.00
Accounting Fees and Expenses		$15,000.00
SEC Registration Fee		$5,232.00
Printing Expenses	$	―
TOTAL		$45,232.00

All amounts shown are estimates, except for the amount of the SEC registration fee.  Any selling commissions, brokerage fees, applicable transfer taxes, and fees and disbursements of counsel for the Selling Shareholder are payable by the Selling Shareholder.

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PRICE RANGE OF CLASS A COMMON SHARES

Our Class A Common Shares are traded in Canada on the TSXV under the symbol "GRZ.V" and on the OTCQB under the symbol "GDRZF." Prior to February 1, 2012, our Class A Common Shares were traded on the Toronto Stock Exchange.  Prior to March 15, 2013, our Class A Common Shares were traded in the United States on the NYSE MKT (previously named NYSE Amex) under the symbol "GRZ." The following table sets forth, for the fiscal year, quarter or month indicated, the high and low sales prices of our Class A Common Shares as reported on the TSXV, NYSE MKT or OTCQB, as applicable.

The annual high and low sales prices for our Class A Common Shares for the five most recent full financial years are:

Year	TSXV/TSX				NYSE MKT		OTCQB
	High		Low		High	Low	High	Low
2013	Cdn $	3.78	Cdn $	2.50	$3.48	$2.48	$3.60	$2.42
2012		4.60		2.70	4.53	2.68	N/A	N/A
2011		3.10		1.61	3.14	1.66	N/A	N/A
2010		1.84		0.76	1.84	0.71	N/A	N/A
2009		1.79		0.51	1.73	0.48	N/A	N/A

The high and low sales prices for our Class A Common Shares each full financial quarter for the two most recent full financial years and any subsequent periods are:

Quarter	TSXV/TSX				NYSE MKT/OTCQB(1)
	High		Low		High	Low
2014
Third Quarter (through September 29, 2014)	Cdn $	4.96	Cdn $	3.35	$4.48	$3.22
Second Quarter		3.80		3.00	3.52	2.72
First Quarter		4.31		3.30	3.94	2.99

2013
Fourth Quarter	Cdn $	3.78	Cdn $	3.26	$3.60	$3.14
Third Quarter		3.66		2.95	3.50	2.75
Second Quarter		3.57		2.80	3.50	2.66
First Quarter (through March 14 for NYSE MKT)		3.35		2.50	3.48	2.42

2012
Fourth Quarter	Cdn $	3.50	Cdn $	2.70	$3.54	$2.70
Third Quarter		4.19		2.75	4.11	2.88
Second Quarter		4.60		3.26	4.53	3.15
First Quarter		3.99		2.73	3.98	2.68

(1) The high and low for the second, third and fourth quarter of 2013 are the sale prices on the OTCQB, all previous quarters are the sale prices on the NYSE MKT.

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The high and low sales prices for our Class A Common Shares for each month for the most recent six months are:

	TSXV/TSX				OTCQB
	High		Low		High	Low
2014
September (through September 29, 2014)	Cdn $	4.96	Cdn $	4.13	$4.48	$3.74
August		4.90		4.16	4.30	3.80
July		4.89		3.35	4.37	3.22
June		3.73		3.33	3.45	3.05
May		3.80		3.15	3.52	2.85
April		3.77		3.00	3.42	2.72
March		3.89		3.30	3.46	2.99

On September 29, 2014, the closing price for the Class A Common Shares was Cdn $4.30 per share on the TSXV and $3.88 per share on the OTCQB. As of June 30, 2014, there were a total of 76,059,186 Class A Common Shares and 961 Class B common shares issued and outstanding. The combined number of holders of Class A Common Shares and Class B common shares of record on September 29, 2014 was approximately 736. As of September 29, 2014, based on information received from our transfer agent and other service providers, we believe our common shares are owned beneficially by approximately 7,000 shareholders.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of August 31, 2014. The amounts shown below are unaudited and represent management's estimate. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As at August 31, 2014
(U.S. dollars)
Cash, cash equivalents and marketable securities	$8,931,380
Borrowings:
Short-term borrowing	―
Long-term borrowing	33,510,802
Total borrowing	33,510,802
Equity:
Common Shares and equity units	289,301,780
Contributed Surplus	10,920,870
Warrants	543,915
Stock options	19,796,958
Accumulated deficit	(327,067,661)
Accumulated other comprehensive loss	(48,660)
Total shareholders' deficit	(6,552,798)
Total Capitalization	$26,958,004

Shares issued and outstanding
Class A Common Shares, without par value	76,076,686
Equity Units	961
76,077,647

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DESCRIPTION OF OUR CLASS A COMMON SHARES

We are authorized to issue an unlimited number of Class A Common Shares of which 76,076,686 Class A Common Shares were issued and outstanding at September 29, 2014. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Class A Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by our board of directors. Upon our liquidation, dissolution or winding up, shareholders are entitled to receive our remaining assets available for distribution to shareholders. The Class A Common Shares include associated Class A Common Share purchase rights under our Shareholder Rights Plan Agreement, as amended and restated. Those rights are described in our report on Form 6-K that was furnished on September 19, 2014, which is incorporated by reference into this prospectus.

In February 1999, Gold Reserve Corporation became our subsidiary. Generally, each shareholder exchanged its Gold Reserve Corporation shares for an equal number of our Class A Common Shares. For tax reasons, certain U.S. holders elected to receive equity units in lieu of our Class A Common Shares. An "equity unit" is comprised of one Gold Reserve Inc. Class B common share and one Gold Reserve Corporation Class B common share, is substantially equivalent to a Class A Common Share and is generally immediately convertible into a Class A Common Share. Unless otherwise noted, general references to common shares of the Company include Class A Common Shares and equity units as a group. At September 29, 2014, there were 961 equity units outstanding.

Effective September 9, 2014, the legal domicile of the Company was changed from the Yukon, Canada to Alberta, Canada pursuant to the Continuance. Following the Continuance, shareholders continue to hold the same number of Class A Common Shares, equity units (including Class B common shares) or other securities of the Company as they currently hold, with the same rights and obligations, as the case may be, attaching thereto, except that the Company is now organized in Alberta, Canada.

Adjustments will be made in the event of certain corporate transactions, such as, but not limited to, a subdivision or consolidation of the common shares or reorganization, reclassification of the capital, or merger or amalgamation with any other company.

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SELLING SHAREHOLDER

The following table sets forth information as of September 29, 2014 with respect to the Selling Shareholder for which Securities are being registered for sale. The Selling Shareholder has not had any material relationship with us within the past three years other than as described under "Relationship to Selling Shareholder."

The table below also assumes (i) the sale of all of the Class A Common Shares registered for sale by the Selling Shareholder pursuant to this prospectus and (ii) that the Selling Shareholder does not acquire additional Class A Common Shares after the date of this prospectus and prior to completion of this offering. However, no estimate can be made of the aggregate number of Class A Common Shares that will actually be offered hereby or the aggregate number of Class A Common Shares that will be owned by the Selling Shareholder upon completion of the offering to which this prospectus relates.

				Class A Common Shares Beneficially owned after the offering
Shareholder for Which Shares are Being Registered for Resale	Class A Common Shares Beneficially owned prior to this offering		Shares Registered for Resale	Number of Class A Common Shares		Percentage (2)
Steelhead Navigator Master, L.P.(1)	19,667,244	(3)	7,959,265	11,707,979	(3)(4)	15.4%

(1)	We have been advised that Steelhead Partners, LLC (and its member-managers J. Michael Johnston and Brian K. Klein), as the investment manager of the Selling Shareholder, exercises voting and investment power over the Securities registered on behalf of the Selling Shareholder pursuant to this registration statement. The registered address of the Selling Shareholder is c/o Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands.

(2)	Based on 76,076,686 Class A Common Shares outstanding on September 29, 2014.

(3)	Excludes (i) 4,638,857 Class A Common Shares that may be issued to the Selling Shareholder upon conversion of the Modified Notes that it holds and (ii) a contingent value right held by the Selling Shareholder or any underlying securities that may be issuable by the issuer to the Selling Shareholder pursuant to the terms of the contingent value right.

(4)	The 11,707,979 Class A Common Shares that would remain outstanding following the offering of all of the Securities covered by this prospectus are registered for resale by the Selling Shareholder under the Company's registration statement filed with the SEC on Form F-3 (File No. 333-195992). In addition, the Company's registration statement on Form F-3 (File No. 333-197506), registers the resale by the Selling Shareholder of any or all of the 4,638,857 Class A Common Shares that may be issued to the Selling Shareholder upon conversion of the Modified Notes held by the Selling Shareholder.

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PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Selling Shareholder's Securities covered by this prospectus on any securities exchange, market or trading facility on which the Securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such Securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Our Class A Common Shares are listed for trading on the TSXV under the symbol "GRZ.V" and trade on the OTCQB under the symbol "GDRZF."

The Selling Shareholder may also sell Securities under Rule 144 or any other exemption from registration available to the Selling Shareholder under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission, in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown, in compliance with FINRA IM-2440.

In connection with the sale of the Securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The Selling Shareholder may also sell Securities short and deliver these Securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these Securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the Securities.

Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Shareholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Securities by the Selling Shareholder.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Securities by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXCHANGE CONTROLS

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our Class A Common Shares other than withholding tax requirements. There is no limitation imposed by Canadian law or by our Articles of Continuance (which are deemed to be the Articles of Incorporation of the Company upon the Continuance under the ABCA) or by-laws on the rights of a non-resident of Canada to hold or vote our Class A Common Shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a "non-Canadian" of "control of a Canadian business," all as defined in the Investment Canada Act. Generally the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

INSPECTION OF DOCUMENTS

Copies of the documents referred to in this prospectus, or in the registration statement, may be inspected at our corporate office at 926 W. Sprague Avenue, Suite 200, Spokane, Washington 99201, during normal business hours.

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TAXATION

Certain Material U.S. Federal Income Tax Considerations for U.S. Holders

Certain material U.S. federal income tax considerations.  The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of Class A Common Shares by U.S. Holders (defined below).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder.  This summary does not address the tax consequences of acquiring additional Class A Common Shares pursuant to the purchase rights under the Company's rights plan. In addition, this summary does not take into account the U.S. federal income tax consequences related to any facts or circumstances of any particular U.S. Holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of Class A Common Shares.

Authorities.   This summary is based on the Code, temporary, proposed and final Treasury Regulations promulgated thereunder, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof.  All of the authorities on which this summary is based are subject to differing interpretations and could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  In such event, the U.S. federal income tax consequences applicable to a U.S. Holder could materially differ from those described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders.  For purposes of this summary, a "U.S. Holder" is a beneficial owner of Class A Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the U.S. can exercise primary supervision over the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and validly elected to be treated as a U.S. person.

Non-U.S. Holders.  For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Class A Common Shares other than a U.S. Holder.  A non-U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences (including the potential application of and operation of any income tax treaties) of the acquisition, ownership, and disposition of Class A Common Shares.

U.S. Holders subject to special U.S. federal income tax rules not addressed.  This summary applies only to U.S. Holders that hold Class A Common Shares as "capital assets" within the meaning of Section 1221 of the Code, and it does not purport to deal with U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) are dealers in securities, commodities or currencies, or U.S. Holders that are traders in securities or commodities that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) are subject to the alternative minimum tax under the Code; (f) own Class A Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) acquired Class A Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) hold the Class A Common Shares other than as capital assets within the meaning of Section 1221 of the Code; or (i) own (directly, indirectly, or constructively) 10% or more, by voting power or value, of our outstanding shares.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Class A Common Shares.

If a partnership holds Class A Common Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  This summary does not address partnerships or partners in partnerships.  A person that is a partner in a partnership that holds Class A Common Shares should consult his, her or its own financial advisor, legal counsel or accountant regarding the tax consequences of the acquisition, ownership, and disposition of Class A Common Shares.

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Tax consequences other than U.S. federal income tax consequences to U.S. Holders not addressed.  Other than the discussion of certain Canadian tax consequences set forth below, this summary does not address the consequences arising under U.S. federal estate, gift, or excise tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.  Each U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding the consequences of any of these laws on the acquisition, ownership, and disposition of Class A Common Shares.  In addition, this summary does not address the U.S. tax consequences to non-U.S. Holders.  Each non-U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding the U.S. tax consequences of the acquisition, ownership, and disposition of Class A Common Shares.

We have determined that we are a "passive foreign investment company" under the Code and, as a result, there may be adverse U.S. tax consequences for U.S. Holders. We have determined that we were a PFIC for the taxable year ended December 31, 2013, and we expect to be a PFIC for the taxable year ending December 31, 2014, and for the foreseeable future.  Accordingly, special U.S. federal income tax rules apply to the acquisition, ownership and disposition of Class A Common Shares.

Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are PFICs.  A foreign corporation will be considered a PFIC if 75% or more of its gross income (including a pro rata share of the gross income of any company (U.S. or foreign) in which the corporation is considered to own 25% or more of the shares by value) in a taxable year is passive income.  Alternatively, a foreign corporation will be considered a PFIC if at least 50% of the assets (averaged over the four quarter ends of the year) of the corporation (including a pro rata share of the assets of any company of which the corporation is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income.

We have been and expect that we will continue to be a PFIC.  The determination of whether we and any of our subsidiaries will be a PFIC for a taxable year depends on (i) the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and (ii) our, and our subsidiaries', assets and income over the course of each such taxable year.  As a result, whether we and any of our subsidiaries will be PFICs for any taxable year cannot be predicted with certainty as of the date of this prospectus.  Accordingly, there can be no assurance that we and any of our subsidiaries will or will not be a PFIC for any taxable year.  However, we expect that we will continue to be a PFIC for each subsequent taxable year prior to the year any production begins, and this summary is based on that expectation.

For taxable years in which we are a PFIC, each U.S. Holder, in the absence of an election by such U.S. Holder to treat the Company as a "qualified electing fund" (a "QEF election"), or an election by such U.S. Holder to "mark-to-market" his or her Class A Common Shares (an "MTM election"), as discussed below, will, upon certain "excess distributions" by the Company or upon disposition of the Class A Common Shares at a gain, be liable to pay U.S. federal income tax at the highest tax rate on ordinary income in effect for each year to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over each day in the U.S. Holder's holding period for the Class A Common Shares while we were a PFIC.

A U.S. Holder who owns Class A Common Shares during a period when we are a PFIC will be subject to the foregoing PFIC rules, even if we cease to be a PFIC, unless such U.S. Holder makes a QEF election in the first year of the U.S. Holder's holding period for the Class A Common Shares and in which we are considered a PFIC (a "timely QEF election").  A U.S. Holder that makes a timely and effective QEF election will not be subject to the adverse taxation rules for PFICs discussed above with respect excess distributions or gains.  Instead, such U.S. Holder will be subject to U.S. federal income tax on his, her or its pro rata share of our "net capital gain" and "ordinary earnings" (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by us.  A U.S. Holder who makes such a timely QEF election will also be entitled to treat any future gain on the sale of the Class A Common Shares as capital gain.

For a U.S. Holder to make a QEF election, we must agree to supply annually to the U.S. Holder the "PFIC Annual Information Statement" described in Treasury Regulations and permit the U.S. Holder access to certain information in the event of an audit by the U.S. tax authorities.  We will prepare and make the statement available to U.S. Holders, and will permit access to the information.

Each U.S. Holder choosing to make a QEF election would be required annually to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with such U.S. Holder's timely filed U.S. federal income tax return (or directly with the IRS if the U.S. Holder is not required to file an income tax return).  Such U.S. Holder must include on IRS Form 8621 his, her or its income as reflected in the PFIC Annual Information Statement such holder receives from us.  If we determine that we were a PFIC during the taxable year, within two months after the end of each such taxable year we will make available the PFIC Annual Information Statement.

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As part of the Hiring Incentives to Restore Employment Act of 2010 (the "Hiring Incentives Act"), new reporting requirements were added under Section 1298(f) of the Code for U.S. persons who are shareholders in a PFIC (the "Section 1298(f) Requirements").  On December 31, 2013, the IRS and Treasury released Temporary and Proposed Treasury Regulations that clarify the Section 1298(f) Requirements. Additionally, the IRS and Treasury released an updated IRS Form 8621 and accompanying instructions to accompany a U.S. Holder's income tax return. The Temporary Treasury Regulations are effective for tax years ending on or after December 31, 2013. With certain exceptions, the Temporary Treasury Regulations require U.S. persons who are, direct or indirect, shareholders in a PFIC to file the Form 8621 with their annual income tax return. The Section 1298 Requirements are complex and vary depending on a U.S. Holder's specific circumstances. Therefore, you should consult your financial advisor, legal counsel, or accountant regarding the specific reporting obligations to you (including as a result of the Hiring Incentives Act).

As an alternative to the QEF election, a U.S. Holder may make a MTM election if we are a PFIC and the Class A Common Shares are "marketable stock" (as specifically defined). We believe the Class A Common Shares are currently "marketable stock" for this purpose. If a U.S. Holder makes the MTM election, such holder must recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year (or actual disposition of the Class A Common Shares) between the fair market value of the Class A Common Shares and his, her or its adjusted tax basis in the Class A Common Shares.  Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years.  If the U.S. Holder makes the MTM election, distributions from us with respect to the Class A Common Shares will be treated as if we are not a PFIC, except that the lower tax rate on dividends for U.S. Holder that are individuals would not be applicable.

In addition, special rules would apply to U.S. Holders of the Class A Common Shares for any taxable year in which we are a PFIC and have one or more subsidiaries that is also a PFIC as to such U.S. Holder (a "Subsidiary PFIC").  In such case, U.S. Holders of the Class A Common Shares generally would be deemed to own their proportionate interest in any Subsidiary PFIC and be subject to the PFIC rules with respect to such Subsidiary PFIC regardless of the percentage ownership of such U.S. Holders in us.  If one of our subsidiaries is a PFIC and a U.S. Holder does not make a QEF election as to such subsidiary, as described above, the U.S. Holder could incur liability for the deferred tax and interest charge described above if the Subsidiary PFIC makes a distribution, or an interest in the Subsidiary PFIC is disposed of in whole or in part, or the U.S. Holder disposes of all or part of his, her or its Class A Common Shares.  A QEF election must be made separately for each PFIC and thus a QEF election made with respect to us will not apply to any Subsidiary PFIC.  If one of our subsidiaries is a PFIC, a QEF election for such subsidiary could accelerate the recognition of taxable income and may result in the recognition of ordinary income.  Additionally, a U.S. Holder of Class A Common Shares that has made a MTM election for his or her Class A Common Shares could be subject to the PFIC rules with respect to the income of a Subsidiary PFIC even though the value of the Subsidiary PFIC has already been subject to tax as a result of the MTM election.  A MTM election would not be permitted for a Subsidiary PFIC.

Due to the complexity of the PFIC, QEF and MTM election rules, a U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding our and our subsidiaries' status as PFICs and the eligibility, manner and advisability of making a QEF election or a MTM election and how the PFIC rules may affect the U.S. federal income tax consequences of a U.S. Holder's acquisition, ownership and disposition of Class A Common Shares.

Taxation of Distributions. Generally speaking, the gross amount of any dividend (including any Canadian income taxes withheld) paid by a corporation out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. Distributions in excess of a corporation's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) are generally treated as a non-taxable return of capital to the extent of a U.S. Holder's basis in the corporation's stock and thereafter as capital gain. Subject to certain limitations, any Canadian tax withheld is generally creditable or deductible against a U.S. Holder's U.S. federal income tax liability.

As discussed above, we are and expect to continue to be a PFIC. As a result, the general rules for distributions, including the rules for crediting or deducting any Canadian taxes withheld, may be overridden by the PFIC rules discussed above. The rules applicable to distributions from a PFIC are complex and depend, in part, on whether a U.S. Holder has made a QEF and MTM election. As a result, each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. tax treatment of distributions received with respect to Class A Common Shares.

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Sale or Exchange of Class A Common Shares. Upon a sale or other taxable disposition of stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the stock. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. A U.S. Holder's gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

As discussed above, we are and expect to continue to be a PFIC. As a result, the general rules for recognizing gain or loss on a sale or other taxable disposition of the Class A Common Shares may be overridden by the PFIC rules discussed above. The rules applicable to sales or other taxable dispositions of stock in a PFIC are complex and depend, in part, on whether a U.S. Holder has made a QEF and MTM election. As a result, each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. tax treatment of a sale or other taxable disposition of the Class A Common Shares.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income generally includes its dividend or interest income and its net gains from the disposition of securities, unless such dividend or interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are urged to consult their own financial advisors, legal counsel, or accountants regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the Class A Common Shares.

Information with Respect to Foreign Financial Assets. Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. The Class A Common Shares may be subject to these rules. U.S. Holders are urged to consult their own financial advisors, legal counsel, or accountants regarding the application of these rules to their ownership of the Class A Common Shares.

Information Reporting; Backup Withholding. In general, interest payments, dividend payments, other taxable distributions on the Class A Common Shares, proceeds from the disposition of Class A Common Shares, and other so-called "reportable payments" as defined by the Code paid by a U.S. paying agent or other U.S. intermediary to a non-corporate U.S. Holder may be subject to information reporting to the IRS and possible U.S. backup withholding (currently imposed at a rate of 28%). Backup withholding generally would not apply to a U.S. Holder that timely furnishes a correct taxpayer identification number and makes any other required certifications or if the U.S. Holder is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a substitute Form W-9.

Amounts withheld as backup withholding may be credited against the U.S. Holder's U.S. federal income tax liability. Additionally, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding regime by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Each U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding rules.

The foregoing summary does not discuss all aspects of U.S. taxation that may be relevant to particular U.S. Holders in light of their particular circumstances and income tax situations.  U.S. Holders should consult their own financial advisors, legal counsels, or accountants as to the particular tax consequences to them of the acquisition, ownership and disposition of Class A Common Shares, including the effect of any U.S. federal, state, local, foreign or other tax laws.

Certain Material Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial holder who acquires our Class A Common Shares from a Selling Shareholder as contemplated by this prospectus.

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This summary is based upon the current provisions of the Income Tax Act (Canada) and the regulations thereunder (the "Canadian Tax Act"), specific proposals to amend the Canadian Tax Act (the "Tax Proposals") which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed in this prospectus. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed in this prospectus.

This summary is of a general nature only and is limited to Canadian federal income tax considerations.  This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representations with respect to the income tax consequences to any particular prospective Resident Holder (define below) are made. Accordingly, holders should consult their own tax advisors for advice with respect to the tax consequences to them.

This summary is not applicable to (i) a holder that is a "financial institution" (as defined for purposes of the mark-to-market rules); (ii) a holder that is a "specified financial institution"; (iii) a holder an interest in which is a "tax shelter investment"; (iv) a holder that has elected to report his, her or its "Canadian tax results" in a currency other than Canadian currency; or (v) a holder who enters into a "derivative forward agreement" with respect to the Class A Common Shares, (all as defined in the Canadian Tax Act). Additional considerations, not discussed herein, may apply to a holder that is a corporation resident in Canada, and that is, or becomes, controlled by a non-resident corporation, for purposes of the foreign affiliate dumping rules in section 212.3 of the Canadian Tax Act. Any such holders should consult their own tax advisors having regard to their particular circumstances.

Except as expressly provided, this summary does not deal with special situations, such as particular circumstances of traders or dealers in securities, tax exempt entities, insurers, and financial institutions.

For the purposes of the Canadian Tax Act, all amounts arising in respect of the Class A Common Shares must generally be translated into Canadian dollars based on the applicable noon rate quoted by the Bank of Canada for the day on which the amounts arise or another rate of exchange that is acceptable to the Minister of National Revenue (Canada).

Holders resident in Canada

This portion of the summary is applicable only to a beneficial holder who, at all relevant times, for the purposes of the Canadian Tax Act (i) is resident in Canada; (ii) deals at arm's length with, and is not affiliated with, us or any person from whom the Class A Common Shares are acquired; and (iii) holds any Class A Common Shares as capital property (a "Resident Holder"). Any Class A Common Shares will generally be considered to be capital property to a Resident Holder unless the Resident Holder holds such properties in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Holders whose Class A Common Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Canadian Tax Act to have such Class A Common Shares and every other "Canadian security" (as defined by the Canadian Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Holders should consult their own advisors in light of their own circumstances in determining whether the Class A Common Shares will be capital property to them for purposes of the Canadian Tax Act.

Disposition of Class A Common Shares

A Resident Holder who disposes of or is deemed to have disposed of a Class A Common Share will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Class A Common Share exceed (or are exceeded by) the aggregate of the adjusted cost base of such Class A Common Share and any reasonable costs of disposition.  In certain circumstances, the amount of any resulting capital loss must be reduced by the amount of any dividends or deemed dividends received by the Resident Holder on the Class A Common Share, to the extent and under the circumstances set forth in the detailed provisions of the Canadian Tax Act.  Such capital gains and capital losses will be subject to tax in the manner described herein under the sub-heading "Capital gains and losses."

Capital gains and losses

One-half of the amount of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year generally must be included in the Resident Holder's income for that year, and one-half of the amount of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year may generally be deducted from taxable capital gains realized by the Resident Holder in that year.  Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.

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A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation", as defined in the Canadian Tax Act, may be liable to pay a 6 2/3% refundable tax on his, her or its "aggregate investment income", which is defined in the Canadian Tax Act to include taxable capital gains.

Capital gains realized by a Resident Holder that is an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Canadian Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Dividends on Class A Common Shares

Dividends (including deemed dividends) received on Class A Common Shares by a Resident Holder who is an individual (and certain trusts) will be included in income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from taxable Canadian corporations. An enhanced dividend tax credit will be available in respect of "eligible dividends" (as defined in the Canadian Tax Act) received or deemed to be received from us. Taxable dividends (including deemed dividends) received by Resident Holders that are individuals and certain trusts may give rise to alternative minimum tax under the Canadian Tax Act.

Dividends (including deemed dividends) received on Class A Common Shares by a Resident Holder that is a corporation will be included in income and normally will be deductible in computing such corporation's taxable income. However, the Canadian Tax Act will generally impose a 33 1/3% refundable tax on such dividends received by a corporation that is a "private corporation" or a "subject corporation" for purposes of Part IV of the Canadian Tax Act to the extent that such dividends are deductible in computing the corporation's taxable income.

Holders not resident in Canada

This portion of the summary is applicable to a beneficial holder who, at all relevant times for purposes of the Canadian Tax Act (i) is not resident or deemed to be resident in Canada; (ii) deals at arm's length with us; (iii) holds Class A Common Shares as capital property; and (iv) does not use or hold, and is not deemed to use or hold such shares in the course of carrying on, or otherwise in connection with, a business carried on in Canada (a "Non-Resident Holder"). Any Class A Common Shares will generally be considered to be capital property to a Non-Resident Holder unless the Non-Resident Holder holds such shares in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.  Non-Resident Holders should consult their own advisors in light of their own circumstances in determining whether the Class A Common Shares will be capital property to them for purposes of the Canadian Tax Act. This summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere.

Acquisition, holding and disposition of Class A Common Shares

Dividends on Class A Common Shares paid or credited to a Non-Resident Holder by us are subject to Canadian non-resident withholding tax at the rate of 25%, subject to a reduction of such rate under an applicable income tax convention. Where the Non-Resident Holder is a resident of the United States and is entitled to the full benefits of the Canada United States Income Tax Conversion (the "Convention"), the rate of such withholding tax is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a Non-Resident Holder that is a corporation beneficially owning at least 10% of our voting stock). Under the Convention, dividends paid by us to certain religious, scientific, charitable, certain other tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold such tax from dividends paid to such organizations. If qualifying organizations fail to follow the required administrative procedures, we will be required to withhold tax and the organizations will have to file with the CRA a claim for refund to recover amounts withheld.

A Non-Resident Holder will generally not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition of a Class A Common Share unless the Class A Common Share constitutes "taxable Canadian property" as defined in the Canadian Tax Act at the time of the disposition. A Class A Common Share that is listed on a designated stock exchange will generally not be taxable Canadian property to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the disposition (i) (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm's length, (c) pursuant to certain Tax Proposals, a partnership in which the Non-Resident Holder or a person described in (b) held a membership interest directly or indirectly through one or more partnerships, or (d) the Non-Resident Holder together with one or more persons described in (b) and/or (c), owned 25% or more of the issued shares of any class or series of our capital stock; and (ii) more than 50% of the fair market value of the Class A Common Share was derived directly or indirectly from certain resource properties, timber resource properties, real or immovable properties situated in Canada, options or interests in such properties, or any combination thereof.  In addition, in certain other circumstances set out in the Canadian Tax Act, Class A Common Shares could be deemed to be taxable Canadian property.  By reason of the Convention, even if a Class A Common Share constitutes taxable Canadian property to a particular Non-Resident Holder that is entitled to the full benefits of the Convention, no tax will generally be payable under the Canadian Tax Act on a capital gain realized on the disposition of such Class A Common Share by such Non-Resident Holder, provided that the value of such Class A Common Share at the time of disposition is not derived principally from "real property situated in Canada" as defined in the Convention.

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WHERE YOU CAN FIND INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act we are required to file or furnish annual and special reports and other information with the SEC. As a foreign private issuer under the Exchange Act, we are exempt from rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from Regulation FD.

You may read and copy any of the reports, statements, or other information we file or furnish with the SEC at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at www.sec.gov.

These reports and other information filed or furnished by us with the SEC are also available free of charge at our website at www.goldreserveinc.com, under our "Investor Relations" tab. Our website also contains filings made with the Canadian securities regulatory authorities, which can also be accessed at www.sedar.com.

The information contained in our website is not incorporated by reference and does not constitute a part of this prospectus.

LEGAL MATTERS

The validity of the Class A Common Shares offered by this prospectus has been passed upon for us by Norton Rose Fulbright Canada LLP.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our annual report on Form 40-F filed with the SEC on April 29, 2014 have been audited by PricewaterhouseCoopers LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 under the Securities Act covering the Securities offered by this prospectus.  This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to "incorporate by reference" the information we file or furnish with them.  This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file or furnish with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference into this prospectus the following documents:

•	Our annual report on Form 40-F, for our fiscal year ended December 31, 2013 filed on April 29, 2014;

•	Our reports on Form 6-K furnished on April 29, 2014, May 1, 2014, May 5, 2014, May 7, 2014 (two reports), May 23, 2014 (no interim financial information incorporated by reference is audited), June 10, 2014, June 20, 2014, June 26, 2014, July 23, 2014, July 28, 2014, August 12, 2014, August 29, 2014 (no interim financial information incorporated by reference is audited), September 9, 2014, September 19, 2014, September 23, 2014 and September 25, 2014;

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•	The description of our Capital Stock set forth in our report on Form 6-K furnished on September 19, 2014;

•	The description of the Class A Common Share purchase rights set forth in our report on Form 6-K furnished on September 19, 2014;

•	Our Articles of Continuance and By-law No. 1 contained in Exhibits 99.1 and 99.2, respectively, to our report on Form 6-K furnished on September 19, 2014; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 40-F mentioned above.

In particular, we incorporate by reference our audited financial statements included in Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2013.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

In addition, any future filings made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Securities made under this prospectus, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website, or through our website as described in "Where You Can Find More Information." Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone to:

Mary E. Smith

Gold Reserve Inc.,

926 W. Sprague Avenue, Suite 200

Spokane, Washington 99201

Tel: 509-623-1500

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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